EXHIBIT 10.4


                            AGREEMENT


This Agreement is made effective as of October 23, 1996, between Biomune Systems, Inc. a Nevada Corporation (the "Company"), and
Medefin Incorporated ("Consultant").

WHEREAS, Consultant has expertise in marketing products, utilizing multi-level marketing techniques and in the distribution of nutraceuticals.

WHEREAS, the Company desires to commence a multi level marketing approach on its various nutraceutical products.

NOW THEREFORE, in consideration of the foregoing, and the agreements set forth below, the parties agree as follows:

1.   Engagement, Duties and Acceptance.

     1.1 Engagement by the Company. The Company hereby agrees to retain the Consultant as a consultant to the Company for the Term (as hereinafter defined) to render such consultation and advice and to assist the Company in setting up a multi level marketing plan and create the distribution of the Company's nutraceutical products.

     1.2  Acceptance of Engagement by the Consultant.  The
          Consultant hereby accepts such engagement and shall render such consultation and advice as the Company may request.

2. Term of Agreement. The term of the Consultant's engagement under this Agreement (the "Term") shall commence on the effective date of this Agreement and shall continue through and expire on the 30th day of September, 1997, unless sooner terminated by either the Company or the Consultant upon five
     (5) days prior written notice. The Company's obligations under this Agreement shall immediately cease upon the termination hereof and Consultant shall only be entitled to the pro rata portion of its quarterly compensation hereunder for the quarter in which this Agreement is terminated.

3. Compensation. As compensation for the services to be rendered pursuant to this Agreement, the Company agrees to pay to the Consultant a quarterly fee during the Term of this Agreement of 75,000 shares of the Company's restricted common stock each quarter during the Term ("Share Compensation"). Said shares will have "piggy back" registration rights, but not demand registration rights. Any out-of-pocket expenses or expenses incurred by Consultant due to its relationship as a consultant to the Company shall be paid promptly upon submission of documentary evidence of such expenses.

4. Confidential information. During the Term of this Agreement and thereafter, the Consultant shall keep secret and retain in strictest confidence and shall not use, for the benefit of himself or others, all confidential matters of the Company including, without limitation, "know-how", trade secrets, customer lists, details of client or consultant contracts, pricing policies, results of trials, operational methods of production and distribution, technical processes, designs and design projects, inventions and research projects of the Company learned by the Consultant heretofore or during the term hereof.

5.   Other Provisions.

     5.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mail, as follows:

     (i)  if to the Company, to:
          Biomune Systems, Inc.
          2401 South Foothill Drive
          Salt Lake City, Utah  84109

          with a copy to:
          Nolan Taylor, Esquire
          LeBoeuf, Lamb, Green and MacRae, L.L.P.
          1000 Kearns Building
          136 South Main Street
          Salt Lake City, Utah
          84101

     (ii) if to the Consultant, to:
          Medefin Incorporated
          P.O. Box 348
          Woodbury, New York
          11797-0348

     Any party may change its address for notice hereunder by notice to the other parties hereto.

     5.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (including, without limitations, the Existing Agreement), written or oral, with respect thereto.

     5.3 Governing Law; Venue. The Agreement shall be governed and construed in accordance with the laws of the State of Utah applicable to agreements made and to be performed entirely within such state. The parties submit themselves to the jurisdiction of the Federal and State courts located in Utah and agree to commence any lawsuit arising under or relating to this Agreement in such courts.

     5.4 Assignment. This Agreement and any rights and obligations hereunder, may not be assigned by any party hereto without the prior written consent of the other party.

     5.5 Headings. The headings of this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement.


IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above-written.

     BIOMUNE SYSTEMS, INC.         MEDEFIN INCORPORATED


     By:   /s/ David G. Derrick    By:   /s/ Paul Norton
     Its:  CEO                     Its:  Sec.
                                         11/14/96